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                                                                 Exhibit 5(b)(v)

                  ADDENDUM TO PORTFOLIO MANAGEMENT AGREEMENT
                  ------------------------------------------


     The Portfolio Management Agreement, made the 15th day of November, 1994 and amended the 14th day of January, 1997 (the "Agreement") and as further supplemented from time to time, between PIMCO Advisors L.P. ("PIMCO Advisors" or "Adviser"), a limited partnership, and Cadence Capital Management ("Cadence" or "Portfolio Manager"), a general partnership, is hereby amended as set forth in this Addendum to the Agreement, which is made this ___ day of ___________, 1999.

                                  WITNESSETH:

     WHEREAS, PIMCO Funds: Multi-Manager Series (the "Trust") is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in separate portfolios of securities and other assets; and

     WHEREAS, the Trust currently consists of multiple separate series, including operational series or series that are expected to be operational that are designated as the PIMCO International Fund, PIMCO Capital Appreciation Fund, PIMCO Mid-Cap Growth Fund, PIMCO Small-Cap Growth Fund, PIMCO Micro-Cap Growth Fund, PIMCO Renaissance Fund, PIMCO Core Equity Fund, PIMCO International Growth Fund, PIMCO Mid-Cap Equity Fund, PIMCO Equity Income Fund, PIMCO Value Fund, PIMCO Value 25 Fund, PIMCO Small-Cap Value Fund, PIMCO Growth Fund, PIMCO Target Fund, PIMCO Opportunity Fund, PIMCO Innovation Fund, PIMCO Enhanced Equity Fund, PIMCO Structured Emerging Markets Fund, PIMCO Tax-Efficient Equity Fund, PIMCO Tax-Efficient Structured Emerging Markets Fund, PIMCO Balanced Fund, PIMCO Precious Metals Fund, PIMCO Hard Assets Fund, PIMCO Funds Asset Allocation Series--90/10 Portfolio, PIMCO Funds Asset Allocation Series--60/40 Portfolio and PIMCO Funds Asset Allocation Series--30/70 Portfolio; and

     WHEREAS, the Trust has retained PIMCO Advisors to render investment management services to the Trust's series pursuant to an Amended and Restated Investment Advisory Agreement dated as of November 15, 1994, as amended and restated as of January 14, 1997 and further supplemented from time to time, and such agreement authorizes the Adviser to engage portfolio mangers to discharge the Adviser's responsibilities with respect to the management of the investment portfolios of the Trust; and

     WHEREAS, the Adviser has retained Cadence to furnish investment advisory services to PIMCO Capital Appreciation Fund, PIMCO Mid-Cap Growth Fund, PIMCO Small-Cap Growth Fund, PIMCO Micro-Cap Growth Fund, and a portion of the Common Stock Segment of the Balanced Fund (together, the "Funds"); and

     WHEREAS, the Adviser desires to retain Cadence to furnish investment advisory services to PIMCO Mega-Cap Fund (the "New Fund") and Cadence desires to acknowledge and accept such retention pursuant to this Addendum;
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     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

     1.  The first sentence of Paragraph one (1) ("Appointment") of the
                                                   -----------
Agreement is hereby amended and restated as follows:

               "1. Appointment.  The Adviser hereby appoints Cadence Capital
                   -----------
               Management to act as Portfolio Manager to PIMCO Capital Appreciation Fund, PIMCO Mega-Cap Fund, PIMCO Mid-Cap Growth Fund, PIMCO Small-Cap Growth Fund, PIMCO Micro-Cap Growth Fund, and a portion of the Common Stock Segment of the Balanced Fund allocated to Cadence by PIMCO Advisors (together, the "Funds") for the periods and on the terms set forth in this Agreement.

     2.  Paragraph five (5) ("Compensation") of the Agreement is hereby amended
                              ------------
and restated as follows:

               "5. Compensation.  For the services provided, the Adviser will
                   ------------
               pay the Portfolio Manger a fee for each Fund accrued and computed daily and payable monthly at the following annual rate based on the average daily net assets of such Fund:

                    Fund                              Fee Rate
                    ----                              --------
                    Capital Appreciation Fund           0.35%
                    Mega-Cap Fund                       0.35%
                    Mid-Cap Growth Fund                 0.35%
                    Small-Cap Growth Fund               0.90%
                    Micro-Cap Growth Fund               1.15%
                    Portion of the Common Stock
                       Segment of the Balanced
                       Fund allocated to Cadence        0.35%.

     3. This Addendum and the Agreement shall take effect with respect to the New Fund on __________, 1999, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to the New Fund for two years from such date and continue thereafter on an annual basis with respect to the New Fund; provided that such annual

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continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, or (b) by the vote of a majority of the outstanding voting shares of the New Fund, and provided that continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or "interested persons" (as such term is defined in the 1940 Act) of the Trust, the Adviser, or the Portfolio Manager, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to the New Fund without a majority vote of the outstanding voting shares (as defined in the 1940 Act) of the New Fund.

     This Addendum and the Agreement may be terminated with respect to the New
Fund:

          (a) by the Trust at any time with respect to the services provided by the Portfolio Manager, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or by vote of a majority of the outstanding voting shares of the New Fund, on 60 days' written notice to the Portfolio Manager;

          (b) by the Portfolio Manager at any time, without the payment of any penalty, upon 60 days' written notice to the Trust; or

          (c) by the Adviser any time, without the payment of any penalty, upon 60 days' written notice to the Portfolio Manager.

     However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of the New Fund shall be effective to continue the Addendum and the Agreement with respect to the New Fund notwithstanding (a) that this Addendum and the Agreement has not been approved by the holders of a majority of the outstanding shares of any other series or other investment portfolio of the Trust, or (b) that this Addendum and the Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Agreement, as amended by this Addendum, will terminate automatically with respect to the services provided by the Portfolio Manager in the event of its assignment, as that term in defined in the 1940 Act, by the Portfolio Manager.

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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below.

                              PIMCO ADVISORS L.P.



                               By:
                                  ________________________________________
                               Title:


                              CADENCE CAPITAL MANAGEMENT



                               By:
                                  ________________________________________
                               Title:

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